Exhibit 10(oo)

To: [PARTICIPANT NAME]

PARKER-HANNIFIN CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT (RSU-038DICEOBOD)

The Human Resources and Compensation Committee of the Board of Directors (the “Committee”) of Parker-Hannifin Corporation (the “Company”) has awarded to you the following number of Restricted Stock Units under the Parker-Hannifin Corporation Amended and Restated 2016 Omnibus Stock Incentive Plan (the “Plan”) and subject to the Parker-Hannifin Corporation Restricted Stock Unit Terms and Conditions (RSU-038DICEOBOD) (the “Terms and Conditions”):

Grant Date [Grant Date]
Number of RSUs [Number Granted]

Vesting Dates. Except as otherwise provided in the Terms and Conditions, while you are an active employee, units will vest in full on the fourth (4th) anniversary of the grant date. The scheduled vesting date and amounts for this award are viewable by clicking on the Grant Date hyperlink on your Restricted Stock Unit Grant Information page on the Stock Incentive Plan Administrator’s web site.

Payment Dates. The Restricted Stock Units will be paid to you in shares of Parker common stock on the vesting date, except as otherwise provided in the Terms and Conditions.

Your Action Items. Please take the following actions:

Before you accept your grant, review the Terms and Conditions (stated below), the Prospectus and the Plan Document located within your UBS One Source account. This Award is subject to the terms of the Plan and administrative procedures the Committee may promulgate under it from time to time. In the event of a conflict between this document, the Prospectus, and the Plan, the Plan document as well as any determinations made by the Committee, as authorized by the Plan document, shall govern.
Accept the Terms and Conditions If you do not accept this Award Agreement prior to the initial vesting date, your Award will be forfeited, except in the event of your permanent disability or death prior to the initial vesting date.
Inform the Company of any changes in address or contact information, as necessary. Refer to the section of the Terms and Conditions titled “Notification of Change in Personal Data” for instructions on how to provide notification to the Company.

Exhibit 10(oo)

PARKER-HANNIFIN CORPORATION
RESTRICTED STOCK UNIT TERMS AND CONDITIONS (RSU-038DICEOBOD)

    Pursuant to the Restricted Stock Unit Award Agreement (the “Award Agreement”) available on the website of the third party Plan administrator for Parker-Hannifin Corporation (the “Company”), the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of the Company has awarded you a number of Restricted Stock Units. The Restricted Stock Units have been awarded to you as of the grant date specified in the Award Agreement (the “Grant Date”), and the Restricted Stock Units are subject to the terms, conditions and restrictions set forth in the Parker-Hannifin Corporation Amended and Restated 2016 Omnibus Stock Incentive Plan, as amended from time to time, or any applicable successor plan (the “Plan”) and these Restricted Stock Unit Terms and Conditions (the “Terms and Conditions”). To the extent that, in accordance with the terms of the Plan, the Committee has delegated to any persons any of the Committee’s authority with respect to these Terms and Conditions, references to the Committee in these Terms and Conditions shall be deemed to be references to those persons with respect to authority so delegated.

    1.    Crediting of Restricted Stock Units. Each Restricted Stock Unit shall represent the contingent right to receive one share of Common Stock of the Company and shall at all times be equal in value to one share of Common Stock of the Company. The Restricted Stock Units shall be credited in a book entry account established for you until payment in accordance with Section 4 hereof.

    2.    Vesting of Restricted Stock Units.

        (a)    Subject to these Terms and Conditions, all or a portion of the Restricted Stock Units will vest on the vesting date(s) described in the Award Agreement (each a “Vesting Date”) and shall be payable at the Distribution Date(s) (as defined in Section 4 hereof), provided that you shall have remained in the continuous employment of the Company and its Subsidiaries (collectively referred to herein as the “Parker Companies”) through the applicable Vesting Date.

        (b)    Notwithstanding the foregoing, the Restricted Stock Units that have not yet vested under Section 2(a) shall immediately vest if, prior to the applicable Vesting Date: (i) you cease to be employed with the Parker Companies as a result of your death or Disability; (ii) you terminate employment with the Parker Companies as a result of your Retirement; or (iii) you terminate employment with the Parker Companies as a result of a Qualifying Termination in connection with a Change in Control. For purposes of these Terms and Conditions, except as otherwise provided in an Appendix pursuant to Section 20 hereof (Non-U.S. Employees), “Retirement” shall mean your termination of employment with the Parker Companies after the attainment of age 65.

        (c)    For purposes of this Section 2, your continuous employment with the Parker Companies shall not be deemed to have been interrupted, and you shall not be deemed to have ceased to be an employee of the Parker Companies, by reason of (1) the transfer of your employment among the Parker Companies, or (2) the transfer of your employment to an entity

Exhibit 10(oo)
that is 50% owned (directly or indirectly) by the Company provided that you remain actively and continuously employed by such entity.

    3.    Forfeiture of Restricted Stock Units. The Restricted Stock Units that have not yet vested pursuant to Section 2 (including without limitation any right to Dividend Equivalents and Dividend Equivalent Units described in Section 7 hereof relating to dividends payable or dividend equivalent units creditable on or after the date of forfeiture) shall be forfeited automatically without further action or notice if you cease to be employed by the Parker Companies other than as provided in Section 2(b).

    4.    Payment.

        (a)    Except as may be otherwise provided in this Section, the Company shall deliver to you (or your estate or any beneficiary you have designated in accordance with Section 12 hereof in the event of your death) the Common Stock underlying the vested Restricted Stock Units within thirty (30) days following each Distribution Date. Except as may be otherwise provided in this Section, a “Distribution Date” shall mean each Vesting Date that your Restricted Stock Units become vested. Notwithstanding the foregoing, to the extent that any of your Restricted Stock Units become vested pursuant to Section 2(b) hereof, payment of such Restricted Stock Units, if any, shall be subject to the following rules:

            (i)    To the extent any of your Restricted Stock Units become vested pursuant to Section 2(b) hereof because of your termination of employment as a result of death, then the Distribution Date shall be the date of such termination of employment.

            (ii)    To the extent any of your Restricted Stock Units become vested pursuant to Section 2(b) hereof on account of your termination of employment as a result of Disability, then the following rules shall apply:

            (A)    If your right to receive payment of vested Restricted Stock Units does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code (for example, because you are not subject to U.S. income tax or you will not be “Retirement-eligible” prior to a Vesting Date), then the Distribution Date shall be the date of such termination of employment.

            (B)    If your right to receive payment of vested Restricted Stock Units constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (for example, because you are subject to U.S. income tax and you will be “Retirement-eligible” prior to a Vesting Date), then the Distribution Date shall be the date of such termination of employment, and, if you are a “specified employee” (determined in accordance with Section 409A of the Code and the Company's policy for identifying specified employees) at the time of such termination of employment, the Common Stock underlying the vested Restricted Stock Units shall be delivered to you (or your estate or any beneficiary you have designated in accordance with Section 12 hereof in the event of your death) on the first business day of the seventh month following the Distribution Date (or, if you die prior to such day, within thirty (30) days following your death).

Exhibit 10(oo)

            (iii)    To the extent any of your Restricted Stock Units become vested pursuant to Section 2(b) hereof on account of a Qualifying Termination in connection with a Change in Control, then the following rules shall apply:

            (A)    If your right to receive payment of vested Restricted Stock Units does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code (for example, because you are not subject to U.S. income tax or you will not be “Retirement-eligible” prior to a Vesting Date), then the Distribution Date shall be the date of your Qualifying Termination.

            (B)    If your right to receive payment of vested Restricted Stock Units constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (for example, because you are subject to U.S. income tax and you will be “Retirement-eligible” prior to a Vesting Date), then the Distribution Date shall be the date of such Qualifying Termination of employment, and, if you are a “specified employee” (determined in accordance with Section 409A of the Code and the Company's policy for identifying specified employees) at the time of such termination of employment, the Common Stock underlying the vested Restricted Stock Units shall be delivered to you (or your estate or any beneficiary you have designated in accordance with Section 12 hereof in the event of your death) on the first business day of the seventh month following the Distribution Date (or, if you die prior to such day, within thirty (30) days following your death).

            (iv)    To the extent any of your Restricted Stock Units become vested pursuant to Section 2(b) hereof on account of your Retirement, then the Distribution Date shall be the earlier of (i) each Vesting Date that such Restricted Stock Units would otherwise would have become vested had your employment with Parker Companies continued until such Vesting Date, or (ii) your death (with such modifications as may be provided in an Appendix pursuant to Section 20 hereof (Non-U.S. Employees)).

        (b)    Notwithstanding any other provision of these Terms and Conditions, the Company shall not deliver any fractional shares of Common Stock in payment of your Restricted Stock Units, and the number of whole shares of Common Stock that may be delivered to you in payment of your Restricted Stock Units shall be determined in accordance with such rounding conventions used by the Company's third party Plan administrator from time to time.

        (c)    The Company's obligations with respect to the Restricted Stock Units shall be satisfied in full upon the delivery of the Common Stock underlying the vested Restricted Stock Units in accordance with this Section 4.

    5.    Transferability. The Restricted Stock Units may not be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise, unless otherwise provided under the Plan. Any purported transfer or encumbrance in violation of the provisions of this Section 5 shall be null

Exhibit 10(oo)
and void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Stock Units.

    6.    Dividend, Voting and Other Rights. You shall not possess any incidents of ownership (including, without limitation, dividend or voting rights) in the Common Stock underlying the Restricted Stock Units until such Common Stock has been delivered to you in accordance with Section 4 hereof. The obligations of the Company under these Terms and Conditions will be merely an unfunded and unsecured promise of the Company to deliver Common Stock in the future, subject to the terms and conditions of the Plan and these Terms and Conditions, and your rights will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under these Terms and Conditions.

    7.    Dividend Equivalents.

        (a)    For employees on the U.S.-based payroll, from and after the Grant Date and until the earliest of (i) the time when the Restricted Stock Units are paid in accordance with Section 4 hereof, (ii) the time when your right to payment of the Restricted Stock Units is forfeited in accordance with Section 3 hereof and (iii) the time your employment is relocated to a jurisdiction that does not employ a United States-based payroll, you shall be entitled to a cash payment equal to the product of (x) the dollar amount of the cash dividend paid per share of Common Stock on such date and (y) the total number of unpaid Restricted Stock Units credited to you as of such date (each such cash payment a “Dividend Equivalent”). Any Dividend Equivalent shall be paid to you within thirty (30) days after such date following the Grant Date that a cash dividend (if any) is paid to the holders of shares of Common Stock. Dividend Equivalents will be subject to any required withholding for federal, state or local taxes, social taxes or other taxes. Employees subject to subsection (iii) shall become entitled to Dividend Equivalent Units pursuant to the terms of Section 7(b) hereof in lieu of Dividend Equivalents.

        (b)    For employees on a non-U.S.-based payroll, from and after the Grant Date and until the earlier of (i) the time when the Restricted Stock Units are paid in accordance with Section 4 hereof, (ii) the time when your right to payment of the Restricted Stock Units is forfeited in accordance with Section 3 hereof or (iii) the time your employment is relocated to a jurisdiction that employs a United States-based payroll, on the date that the Company pays a cash dividend (if any) to holders of shares of Common Stock generally, you shall be credited with a number of additional Restricted Stock Units (the “Dividend Equivalent Units”) determined by dividing the aggregate amount of the cash dividend that would be payable on such date to a holder of a number of shares of Common Stock equal to the number of your unpaid Restricted Stock Units by the closing price per share of the Company's Common Stock on the New York Stock Exchange on the last trading day preceding the dividend payment date. Any such Dividend Equivalent Units will be considered Restricted Stock Units for purposes of these Terms and Conditions and will be subject to all of the terms, conditions and restrictions set forth herein, provided that for purposes of Section 2(a) of these Terms and Conditions any such additional Restricted Stock Units shall vest on the Vesting Date. Employees subject to subsection (iii) shall become entitled to Dividend Equivalents pursuant to the terms of Section 7(a) hereof in lieu of Dividend Equivalent Units.

Exhibit 10(oo)
    8.    No Rights to Future Awards. By voluntarily acknowledging and accepting your award of Restricted Stock Units, you acknowledge and understand that the Restricted Stock Units shall not form part of any contract of employment between you and the Company. Nothing in these Terms and Conditions, your Award Agreement, the Plan or the plan summary and prospectus which describes the Plan (the “Prospectus”) shall confer upon you any right to continue to receive stock incentive awards in the future. You further acknowledge that your award of Restricted Stock Units is for future services and is not under any circumstances to be considered compensation for past services.

    9.    Detrimental Activity, Claw-back Policy.

        (a)    If the Committee finds in its discretion that you have engaged in any Detrimental Activity (as defined in the Plan), the Committee may at any time and in its sole discretion cancel and revoke all or any unpaid portion of your Restricted Stock Units. In addition, if the Committee finds that you have engaged in any Detrimental Activity, either during your employment with the Company or within twelve months thereafter, then you shall be required to (a) return to the Company all shares of Common Stock that you have not disposed of that were issued pursuant to these Terms and Conditions within twelve months prior to the commencement of such Detrimental Activity, and (b) pay to the Company in cash, within ten days after demand therefor, the Fair Market Value (determined as of the date that the Restricted Stock Units were paid to you in accordance with Section 4 hereof) of all shares of Common Stock that you have disposed of that were so issued pursuant to these Terms and Conditions. The Plan defines Detrimental Activity as any conduct or activity, whether or not related to the business of the Parker Companies, that is determined in individual cases, by the Committee or its express delegate, to be detrimental to the interests of the Parker Companies, including without limitation (i) rendering of services to an organization or engaging in a business that is, in the judgment of the Committee or its express delegate, in competition with the Company; (ii) disclosure to anyone outside of the Company, or the use for any purpose other than the Company’s business, of confidential information or material related to the Company, whether acquired during or after employment with the Company; (iii) fraud, embezzlement, theft-in-office or other illegal activity; or (iv) violation of the Company’s Code of Ethics.

        (b)    By accepting your award of Restricted Stock Units, you acknowledge that the Restricted Stock Units may be subject to reduction, cancellation, forfeiture or recoupment, to such extent as may be provided under the Company's Claw-back Policy, as established by the Committee or the Board, as it now exists or as it may be amended from time to time.

    10.    Relation to Other Benefits. Any economic or other benefit to you under these Terms and Conditions or the Plan shall not be taken into account in determining any benefits to which you may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Parker Companies and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Parker Companies. Without limiting the foregoing, by voluntarily acknowledging and accepting your award of Restricted Stock Units, you agree that no benefits accruing under your Award Agreement, these Terms and Conditions or the Plan will be reflected in any severance or indemnity payments that the Parker Companies may make or be required to make to you in the future, regardless of the jurisdiction in which you may be located.

Exhibit 10(oo)

    11.    Taxes and Withholding. The Parker Companies have the right to deduct or cause to be deducted, or collect or cause to be collected, with respect to the taxation of the Restricted Stock Units, any federal, state or local taxes, social taxes or other taxes required to be withheld or paid with respect to the Restricted Stock Units, and you will be required to pay any such amounts or such amounts will be deducted from any amount payable to you. To the extent the Parker Companies are required to withhold any federal, state, local, foreign or other taxes in connection with the delivery of shares of Common Stock under these Terms and Conditions, then the Company or Subsidiary (as applicable) may determine, at its discretion, which tax payment method(s) will be available to you, and may instruct the third party Plan administrator to limit your available tax payment method(s) to one or more of the following:

(a)    Withhold to Cover: The third party Plan administrator will retain a number of shares of Common Stock otherwise deliverable hereunder with a value equal to the required withholding (based on the Fair Market Value of the shares of Common Stock on the date of delivery); provided that in no event shall the value of the shares of Common Stock retained exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact.

(b)    Sell to Cover: The third party Plan administrator will sell a sufficient whole number of shares in the open market to cover Participants’ tax withholding obligation, transaction costs, and an estimated cushion to allow for rounding and market movement; provided that, if there is an excess or shortfall in the net sale proceeds of the minimum amount of taxes required to be withheld, the excess shall be distributed to Participant or the shortfall shall be paid by Participant to the Company or Subsidiary, as applicable, using the payment method required by the Parker Companies.

    12.    Beneficiary Designation. To the extent permitted by the Committee, in its sole discretion, you shall have the right to designate one or more beneficiaries to receive all or part of any shares of Common Stock underlying the Restricted Stock Units in the event of your death. Any beneficiary designation permitted by the Committee shall be effective when it is submitted in writing to the Committee during the Participant's lifetime on a form prescribed by the Committee. The submission of a new beneficiary designation shall cancel all prior beneficiary designations. Any finalized divorce or marriage subsequent to the date of a beneficiary designation shall revoke such designation, unless in the case of divorce your previous spouse was not designated as beneficiary and unless in the case of marriage your new spouse was previously designated as beneficiary. If you are married, your spouse shall consent to any designation of a beneficiary other than the spouse, and the spouse's consent shall be witnessed by a notary public. If you fail to designate a beneficiary as may be permitted by the Committee, or if such beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as beneficiary predeceases you or dies prior to the payment of your Restricted Stock Units, then the Company shall direct the payment of your Restricted Stock Units to the estate of the last to die of you and any beneficiaries.

    13.    Adjustments. The number and kind of shares of Common Stock deliverable pursuant to the Restricted Stock Units are subject to adjustment as provided in Section 4.3 of the Plan.

Exhibit 10(oo)

    14.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Restricted Stock Units; provided, however, notwithstanding any other provision of these Terms and Conditions, and only to the extent permitted under Section 409A of the Code, the Company shall not be obligated to deliver any shares of Common Stock pursuant to these Terms and Conditions if the delivery thereof would result in a violation of any such law or listing requirement. The Company intends that the Award Agreement and these Terms and Conditions be exempt from the requirements of Section 409A of the Code and they will be interpreted, construed and administered accordingly.

    15.    Amendments. Subject to the terms of the Plan, the Committee may amend these Terms and Conditions upon written notice to you. Any amendment to the Plan shall be deemed to be an amendment to these Terms and Conditions to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or these Terms and Conditions shall adversely affect your rights under these Terms and Conditions without your consent unless the Committee determines that such amendment is necessary or advisable to conform the Plan or these Terms and Conditions to any present or future law, regulation or rule applicable to the Plan.

    16.    Severability. In the event that one or more of the provisions of these Terms and Conditions shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

    17.    Relation to Plan. These Terms and Conditions and all rights under your Award Agreement and these Terms and Conditions are at all times subject to all other terms, conditions and provisions of the Plan (and any rules or procedures adopted under the Plan by the Committee). All capitalized terms not defined in these Terms and Conditions shall have the meaning ascribed to such terms in the Plan. In the event of a conflict between the terms of the Plan and these Terms and Conditions, your Award Agreement or the Prospectus, the terms of the Plan shall control. These Terms and Conditions, the Plan and the Award Agreement contain the entire agreement and understanding of the parties with respect to the subject matter contained in these Terms and Conditions, and supersede all prior written or oral communications, representations and negotiations in respect thereto.

    18.    Successors and Assigns. Without limiting Section 5, the provisions of these Terms and Conditions shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of the Company.

    19.    Governing Law. The interpretation, performance, and enforcement of these Terms and Conditions shall be governed by the laws of the State of Ohio, without regard to its conflict of law rules. Any dispute, disagreement or question which arises under or as a result of, or in any way relates to, the interpretation, construction or application of the terms of the Plan, the Award Agreement or these Terms and Conditions will be determined and resolved by the

Exhibit 10(oo)
Committee. Such determination and resolution by the Committee will be final, binding and conclusive for all purposes.

    20.    Non-U.S. Employees. Notwithstanding any provision of these Terms and Conditions, if your employment with the Parker Companies is subject to the rules and regulations of one or more non-United States jurisdictions, then your Restricted Stock Units shall be subject to any special terms and conditions as set forth in any appendix for your country (an “Appendix”). Moreover, if you relocate to one of the countries included in an Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of these Terms and Conditions or the Plan. An Appendix shall constitute part of these Terms and Conditions.

    21.    Consent to Transfer Personal Data. By accepting your award of Restricted Stock Units, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this Section 21. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. The Parker Companies hold certain personal information about you, that may include your name, home address and telephone number, fax number, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport / visa information, age, language skills, drivers license information, date of birth, birth certificate, social security number or other employee identification number, nationality, C.V. (or resume), wage history, employment references, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the Company, details of all options or any other entitlements to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). The Parker Companies will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Parker Companies may further transfer Data to any third parties assisting the Parker Companies in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing your consent may affect your ability to participate in the Plan.

    22.    Notification of Change in Personal Data. If your address or contact information changes while any portion of your Restricted Stock Units remains unpaid, the Company must be notified in order to administer this award. Notification of such changes should be provided to the Company as follows:

Exhibit 10(oo)
        (a)     U.S. and Canada Participants (employees who are on the U.S. or Canadian payroll system):

Active employees: Update your address and contact information directly through your Personal Profile section in the Employee Self-Service site.

Retired, terminated or family member of deceased participant: Contact the Benefits Service Center at 1-800-992-5564.

        (b)    Rest of World Participants (employees who are not on the U.S. or Canadian payroll system): Contact your country Human Resources Manager.

    23.    Electronic Delivery. You hereby consent and agree to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. You also understand that you shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. You hereby consent to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and you agree that your electronic signature is the same as, and shall have the same force and effect as, your manual signature. You consent and agree that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

    24.    Prospectus Notification. Copies of the Prospectus and the most recent Annual Report and Proxy Statement issued by the Company are available for your review on the UBS One Source Web site. You have the right to receive a printed copy of the Prospectus upon request by either calling the third party Plan Administrator at 877-742-7471 or by sending your written request to Parker's Total Rewards Department.

Exhibit 10(oo)
APPENDIX

Parker-Hannifin Corporation
Restricted Stock Unit Terms and Conditions (RSU-038DICEOBOD)
Special Provisions for Non-U.S. Employees

This Appendix includes additional terms and conditions that govern the Restricted Stock Units granted to you under the Plan if you reside in, or are subject to tax in, one of the countries described below at any time prior to the Distribution Date of your Restricted Stock Units. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Terms and Conditions.
AUSTRALIA
Retirement. The following provision modifies Sections 2 and 4 of the Terms and Conditions.

Notwithstanding any provision of the Terms and Conditions to the contrary, (1) you shall not be eligible for Retirement (or any vesting of your Restricted Stock Units that would occur as a result of Retirement) unless you obtain the prior consent of the Committee; and (2) in the event of your Retirement with the prior consent of the Committee, to the extent that your right to receive payment of vested Restricted Stock Units does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, the Distribution Date for your vested Restricted Stock Units shall be the date of your Retirement.

OTHER COUNTRIES
If the Committee determines, in its sole discretion, that your Restricted Stock Units would otherwise become subject to tax in any country prior to the delivery of the shares of Common Stock underlying your vested Restricted Stock Units, then, except as otherwise may be required by Section 409A of the Code, the Committee may, in its sole discretion, provide that, notwithstanding any provision of the Terms and Conditions to the contrary, (1) you shall not be eligible for Retirement (or any vesting of your Restricted Stock Units that would occur as a result of Retirement) unless you obtain the prior consent of the Committee; and (2) in the event of your Retirement with the prior consent of the Committee, the Distribution Date for your vested Restricted Stock Units shall be the date of your Retirement.